Exhibit 5.1

CONYERS DILL & PEARMAN LIMITED Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

29 April 2024

Matter No.: 400694

+1 441 299 4993

Jason.Piney@conyers.com

Viking Holdings Ltd

94 Pitts Bay Road

Pembroke HM 08

Bermuda

Dear Sir/Madam,

Re: Viking Holdings Ltd (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on Form F-1 (Registration No. 333-278515) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 5 April 2024 (as amended on 15 April 2024, 22 April 2024, 25 April 2024 and 29 April 2024, the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration, offer and sale under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 53,000,000 of the Company’s ordinary shares, par value US$0.01 per share of which 11,000,000 are being offered by the Company and 42,000,000 (the “Issued Shares”) are being offered by certain selling shareholders of the Company (the “Selling Shareholders”), together with an additional 7,950,000 ordinary shares, par value US$0.01 each subject to an option granted to the underwriters by the Selling Shareholders (collectively, the “Ordinary Shares”), pursuant to the prospectus dated 29 April 2024 (the “Prospectus”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) included in the Registration Statement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement; and

1.2.	the Prospectus.

We have also reviewed:

1.3.	copies of the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 29 April 2024;

1.4.

copies of written resolutions of the Company’s directors dated 4 April 2024 and written resolutions of its members dated 8 April 2024 (the “Resolutions”), each certified by the Secretary of the Company on 29 April 2024; and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus and any other documents reviewed by us;

2.4.

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.6.

that there is no document or other information or matter (including, without limitation, any arrangement or understanding) that has not been provided or disclosed to us that is relevant to or that might affect the opinions expressed in this opinion;

2.7.

that the Ordinary Shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended, which includes the New York Stock Exchange, at the time of the issuance of any Ordinary Shares and the consent of the issue and free transfer of the Company’s securities given by the Bermuda Monetary Authority as of 17 April 2024 will not have been revoked or amended at the time of the issuance of any Ordinary Shares;

2.8.

that the shares of the Company held by the Selling Shareholders as at the date hereof shall convert into ordinary shares, par value US$0.01 per share, of the Company as contemplated by the Registration Statement; and

2.9.	that upon the issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

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3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.

3.2.	This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

3.3.

This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.

The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority under the Companies Act 1981, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

4.2.

When issued and paid for as contemplated by the Registration Statement, the Ordinary Shares other than the Issued Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.3.

Based solely upon a review of the register of members of the Company as at 29 April 2024, certified by the Secretary of the Company on 29 April 2024, upon the sale of any of the Issued Shares as contemplated by the Registration Statement, such Issued Shares shall be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

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